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                                                                      EXHIBIT 10

                               SHOPKO STORES, INC.
                                 700 PILGRIM WAY
                                 P.O. BOX 19060
                         GREEN BAY, WISCONSIN 54307-9060


                                  May 15, 2001


Mr. Jack W. Eugster
2655 Kelly Avenue
Excelsior, MN 55331

Dear Jack:

         The purpose of this letter is to confirm our agreement regarding the compensation to you for acting as Chairman of the Board ("Chairman") of ShopKo Stores, Inc. (the "Company"). You will assume the position of Chairman effective May 15, 2001 and will continue in that position until November 30, 2002 unless our agreement is earlier terminated as provided below.

         1. Duties. Your duties as Chairman will be those prescribed by the Board of Directors in resolutions adopted on May 15, 2001, and as otherwise agreed to from time to time by you and the Company. Your services as Chairman will be provided on an irregular, part-time, and as-needed basis, and this agreement does not create an employment relationship between you and the Company.

         2. Cash Compensation. For so long as you serve as Chairman, you will be paid $33,333 per month starting with the month of May, 2001. Given the efforts you have expended to date, you will receive payment in full for the month of May, 2001. Such amount shall be payable on the last business day of each month in which you serve as Chairman, provided, however, that if your service ends other than on the last day of a month, the payment for that final month shall be prorated based on the number of days you served as Chairman in that month.

         3. Reimbursement of Expenses. The Company shall pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in the course of performing your duties as Chairman. In addition, if you so request, the Company will pay for or provide you with private air transportation and rental housing and the use of an automobile in Green Bay, Wisconsin.

         4. Group Medical and Dental Insurance. If you so elect, the Company will provide you with family group medical and dental insurance under its plans. Your percentage contribution for the cost of such insurance coverage will be at the same rate as that paid by the Chief Executive Officer of the Company.


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         5.   Equity Compensation. Contemporaneously with the execution hereof, you are being awarded options for 37,500 shares of the Company's common stock (the "Option") and 25,000 restricted shares of the Company's common stock (the "Restricted Stock"). The terms of the Option and the Restricted Stock are contained in the Stock Option Agreement and Restricted Stock Agreement, respectively, attached hereto. The per share exercise price for the shares covered by the Option will equal the closing price of the Company's common stock on the New York Stock Exchange for the date of grant, May 15, 2001, as reported in the Midwest Edition of The Wall Street Journal.

         6. Compensation for Continued Board Service. In addition to the compensation provided herein, you will continue to receive other compensation due to you for your service on the Board and its committees.

         7. Termination. Your service as Chairman will terminate upon the first to occur of the following events:

              (a) Your death or Disability;

              (b) Upon written notice by you to the Board of Directors or the Board of Directors to you indicating the respective party's election to terminate this agreement; or

              (c) November 30, 2002, unless this agreement is extended by the parties on mutually agreeable terms.

"Disability" means a mental or physical condition which, in the opinion of the Board of Directors, renders you unable or incompetent to carry out the material responsibilities of Chairman and which has existed for at least three consecutive months.

         8. Miscellaneous. Our agreement, as confirmed by this letter, will be governed by the laws of the State of Wisconsin without reference to its conflict of laws provisions. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, delivered by overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to You:               Your address set forth above


            If to the Company:       ShopKo Stores, Inc.
                                     700 Pilgrim Way
                                     P.O. Box 19070
                                     Green Bay, WI 54307-9060
                                     Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. This letter contains the entire understanding between us and supersedes and replaces any other agreements, if any, understandings and arrangements, oral or written, between the us regarding the subject matter of this Agreement other than the Stock Option


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Agreement and the Restricted Stock Agreement. Once you assume your duties and we have a better idea as to how time consuming they may be, we will consider the possibility of additional compensation for serving as Chairman.

         If the foregoing conforms with your understanding of our agreement, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me. This letter may be signed in counterparts, both of which taken together shall constitute our agreement.

                                    Yours very truly,

                                    SHOPKO STORES, INC.


                                    By: /s/ Stephen E. Watson
                                        ----------------------------------
                                        Stephen E. Watson, Director


Accepted and agreed to this 15th day
of May, 2001.




/s/ Jack W. Eugster
------------------------------------
Jack W. Eugster





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